Exhibit 10.6

Confidential

Via Overnight Delivery

June 8, 2005

Gary Gatchell

3098 S. Krameria St.

Denver, CO 80222

Dear Mr. Gatchell:

On behalf of Carrier Access Corporation, I am pleased to offer you the position of Chief Financial Officer with Carrier Access Corporation (“Carrier Access”). For purposes of this letter, “Carrier Access” and “Company” will be used interchangeably.

The terms of your position with are set forth below.

1.	Position

Your position will be Chief Financial Officer located at our corporate headquarters in Boulder, CO. You will report directly to the Chairman and Chief Executive Officer of Carrier Access. You will be a Section 16 reporting Officer of the Company.

During the term of your employment in this position, you will not render commercial or professional services of any nature to any other person or organization, whether or not for compensation, without the prior written consent of the Chairman and Chief Executive Officer.

As a Carrier Access executive, you will have responsibility for providing the direction and management of Information Systems, Human Resources, Investor Relations, Administration, Treasury, Finance, and Accounting and SEC reporting for the Company’s financial statements, ensure SEC Compliance and to increase revenue, and profitability of the Company. Specific scope and objectives include but are not limited to the following:

a)	Executives share responsibility for the creation and execution of Carrier Access’ business plan, including, but not limited to, revenue growth, budgeting and financial responsibility, staffing, management and motivation of employees to meet the business plan, balance sheet metrics, and net operating income results.

b)	Carrier Access’ business goals are to establish sustained quarterly growth (including quarterly revenue growth, net income growth, and growth in market share) and fiscal responsibility that meet or exceed the performance of the best comparable communications equipment manufacturers. Growth requires the development of customers, markets, products, production and people. Fiscal responsibility requires pricing and cost control, company expense and operating income management.

c)	You are responsible for executing to Carrier Access’ business plan, which is based on the underlying business goals as described above. As such, your compensation shares in the risk and shares in the reward of Carrier Access’ continued and sustained growth.

5395 Pearl Parkway • Boulder, CO 80301 • 303.442.5455 • Fax 303.443.5908 •

http://www.carrieraccess.com

Confidential

2.	Start Date

Subject to fulfillment of any conditions imposed in this offer letter, your start date with Carrier Access will be June 10, 2005 (“Start Date”), and any formal announcement of employment will be made following your Start Date.

3.	Proof of Right to Work

Pursuant to federal immigration law, you will be required to provide Carrier Access documentary evidence of your identity and eligibility for employment in the United States of America. Such documentation must be provided to us within three (3) business days of your Start Date or our employment relationship with you may be terminated.

4.	Compensation

a)	Base Salary

You will be paid a bi-weekly salary of $7,692.31 pursuant to Carrier Access’s regular payroll schedule. This bi-weekly salary times twenty-six (26) pay periods is equivalent to $200,000.00 annually.

Your base salary will be reviewed at the end of the Company’s calendar year, as a part of the Company’s normal salary review process.

b)	Incentive and Bonus

You will become eligible for a quarterly incentive and annual bonus plan, based on fifty percent (50%) of your base salary. Further details of the plan will be included in your 2005 Executive Incentive and Bonus Plan), subject to the quarterly and annual targets and bonus structure set by the Board of Directors.

c)	Stock Options

With the commencement of your employment, and as a condition of the non-competition terms applicable to the position of Chief Financial Officer, I will recommend to the Carrier Access Board of Directors that you be granted a non-qualified stock option to purchase 200,000 shares of Carrier Access Common Stock (the “Option”). The Option will be granted with an exercise price equal to the fair market price per share of Carrier Access Common Stock based on your Start Date.

The Board of Directors meets quarterly to ratify all option grants. After the approval by the Board of Directors, you will receive the 1998 Stock Option Plan and Stock Option Agreement. Vesting is described in the plan document and will commence as of your Start Date.

5.	Termination Change of Control

If there is a Change in Control (as defined below), and your employment is terminated within two (2) months before or six (6) months following the effective date of the Change of Control for any reason other than (i) by the Company for Cause (as defined below) or (ii) your voluntary resignation or termination, then any remaining unvested options that have been granted to you shall become fully vested on the effective date of your termination and become exercisable for all or any portion of those shares as fully-vested shares of Common Stock. Each such option accelerated in connection with a Change of Control shall remain exercisable until the expiration or sooner termination of the respective option term.

5395 Pearl Parkway • Boulder, CO 80301 • 303.442.5455 • Fax 303.443.5908 •

http://www.carrieraccess.com

Confidential

For purposes hereunder, Change of Control shall mean a change in ownership or control of the Corporation effected through any of the following transactions:

(i)	a merger, consolidation or reorganization approved by the Corporation’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Corporation’s outstanding voting securities immediately prior to such transaction.

(ii)	any stockholder-approved transfer or other disposition of all or substantially all of the Corporation’s assets, or

(iii)	the acquisition, directly or indirectly by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s stockholders which the Board recommends such stockholders accept.

For purposes of this provision, termination for “Cause” shall include, but not be limited to, termination for the following reasons:

i.	indictment for, pleading nolo contendere to, or conviction of a felony involving dishonesty, theft, fraud, violent conduct, breach of trust, or unethical business conduct;

ii.	theft or intentional misappropriation of funds, trade secrets or other proprietary property of the Company;

iii.	conduct which constitutes illegal, fraudulent, dishonest or unethical dealings with the Company, officers, directors, clients, customers and/or vendors;

iv.	failure to comply with applicable laws or regulations of any government agency regulating the business of the Employer;

v.	any action or inaction which has a material adverse effect on the Company and which is not or cannot be cured within thirty (30) days after notice from the Board of Directors of the Company thereof;

vi.	non-performance or neglect of duties or failure to achieve specified performance goals. For purposes of this provision, the term “non-performance or neglect of duties” means the determination by majority of the members of the Board of Directors of the Company, in their sole and absolute discretion, that the Employee is not performing his duties after the Board of Directors of the Company has delivered to the Employee written notice which specifically identifies the manner in which the Board believes he is not performing his duties and which is not or cannot be cured within thirty (30)days after such written notice is delivered to the Employee;

vii.	willful misconduct, such as sexual harassment or other discriminatory behavior; or

viii.	discovery that you have falsified his employment history or background prior to employment.

5395 Pearl Parkway • Boulder, CO 80301 • 303.442.5455 • Fax 303.443.5908 •

http://www.carrieraccess.com

Confidential

“Cause” indicates the Company’s good faith belief that cause exists.

6.	Benefits

You will receive standard Carrier Access benefits. Health benefits become effective on the first day of the month following your Start Date. If your start date is the first business day of the month, you become eligible for health benefits on that day.

7.	Paid Time Off

Carrier Access will provide you with PTO days (paid time off) and Holidays. Currently there are eight (8) observed holidays. You will accrue twenty (20) PTO days on a per pay period basis as follows: 160 hrs / 26 pay periods = 6.15 hrs accrued each pay period. Beginning in the third year of employment, you will accrue at the rate of twenty-two (22) days per year, with PTO days accrued at 6.77 hrs per pay period (176 hrs / 26 pay periods). Our maximum accrual total is 240 hours, which means that if the maximum is reached, no additional hours will accrue until the total accrual goes below 240 hours.

8.	Confidential Information and Employer Protection Agreement

Your acceptance of this offer and commencement of employment is contingent upon the execution and delivery of the entire Employer Protection Agreement, which is enclosed. This document must be read, executed, and delivered to Carrier Access prior to your Start Date. In addition, please note that as a condition of employment you will be required to adhere to Carrier Access’ Insider Trading Policy.

9.	Confidentiality of Terms

You agree to follow Carrier Access’ strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this offer letter, regarding salary, bonuses, or stock option allocations to any person, including other Carrier Access employees, provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide individual legal, tax or accounting advice.

10.	Non-Solicitation

In consideration of your employment with Carrier Access, you agree that beginning with the date of this letter and continuing until one year after the date of a notice of termination, you, either for yourself or for any other person or entity, will not directly or indirectly, solicit, induce, or attempt to induce any employee of Carrier Access to terminate his or her employment with Carrier Access. Without limitation, it will be deemed a violation of this provision if you request any recruitment firm to initiate contact with any employee of Carrier Access.

11.	Non-Compete.

In consideration of your employment at the Company and the options granted to you, you agree that beginning on the date of this letter and continuing until one (1) year after the date of a notice of termination for any reason or cause, you, either for yourself or for any other person or entity, will not directly or indirectly engage or participate, or own beneficially or otherwise any interest, in any business which, in any capacity, engages or participates in any business that is competitive in any manner with the business of the Company in the same geographical market where a substantially similar business activity is

5395 Pearl Parkway • Boulder, CO 80301 • 303.442.5455 • Fax 303.443.5908 •

http://www.carrieraccess.com

Confidential

being carried on by Carrier Access (or one of its subsidiaries), as defined in the Employer Protection Agreement and Stock Plans. For purposes hereof, “Competitive Activity” shall not include ownership as a stockholder of an immaterial interest defined as two percent (2%) or less of the outstanding securities of any corporation which is a publicly traded reporting corporation under the Securities and Exchange Act of 1934, as amended. You specifically acknowledge that the position offered to you is a position of trust and confidence and that the covenants contained in paragraph are essential to protect the Company and the goodwill of the business; that the Company would be irreparably damaged if you were to provide services to any person or entity in violation of the provisions of this paragraph; and that the one-year period, the conduct prohibited and the geographical area stated is reasonable and necessary to protect the Company.

12.	AT-WILL EMPLOYMENT

YOUR EMPLOYMENT WITH CARRIER ACCESS IS AT WILL and either you or the Company may terminate the relationship at any time. In addition, management reserves the right to change employee status. The statements contained in this letter are not intended to, and shall not be construed to, constitute a contract of employment, either expressed or implied. If you have any questions, please feel free to call Sue Maynard, our Director of Human Resources.

We trust that you will find employment at Carrier Access to be interesting and challenging. You will be a welcome addition to our management team.

Sincerely,

Roger L. Koenig

Chief Executive Officer, President, Chairman

Carrier Access Corporation

To indicate your acceptance of employment with Carrier Access, please sign and date this letter in the space provided below and return it along with a signed and dated copy of our Employer Protection Agreement by June 9, 2005. This letter and the Employer Protection Agreement set forth the terms of your employment and supercede any prior representations or agreements whether written or oral.

I, Gary A. Gatchell, acknowledge that I have received this offer of employment and the Employer Protection Agreement and anticipate my start date to be June 10, 2005.

Accepted:

/s/ Gary A. Gatchell
Gary A. Gatchell

6-9-05
Date

5395 Pearl Parkway • Boulder, CO 80301 • 303.442.5455 • Fax 303.443.5908 •

http://www.carrieraccess.com